EXHIBIT 11
                               AGEMARK CORPORATION

              STATEMENT REGARDING COMPUTATION OF EARNINGS PER SHARE

                                                                                       Year Ended
                                                                                      September 30,
                                                                            ---------------------------
                                                                                1999            1998
                                                                            -----------       ---------
Common shares actually outstanding, beginning of period                      1,000,000              200

Shares cancelled, September 29,1998                                                               (200)

Issuance of shares to partnerships                                                            1,000,000

Weighted average common shares actually outstanding                          1,000,000            2,939

Stock options issued
January 1, 1999 at $1.10 per share                                             166,666                -
January 1, 1999 at $1.00 per share                                              43,750                -
                                                                             ---------
Total shares subject to options                                                210,416                -

Total assumed proceeds of exercise                                          $  227,083                -

Number of shares assumed purchased at 5.97 / share (1)                          38,037                -

Net shares assumed issued at January 1, 1999                                   172,379                -

Stock options issued April 1, 1999
At $1.00 per share                                                              18,748
Total shares subject to options                                                 18,748

Total assumed proceeds of exercise                                          $   18,748

Number of shares assumed purchased at 5.97 / share (1)                           3,140

Net shares assumed issued at April 1, 1999                                      15,608


Weighted average common shares assumed outstanding for period                1,137,088            2,939

(1) There is no market for the Company's shares. For computational purposes the value assumed is the September 30, 1998 book value per share.